SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Schedule 13G/A
                                 (Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                                FreeMarkets, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   356602 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 14, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 22 Pages

                       Exhibit Index Contained on Page 19

CUSIP No. 356602 10 2                13D                            Page 2 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Management IV, LLC ("ICM4")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware (limited liability company)

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES             1,291,940 shares,  which  shares  are  directly  owned by
 BENEFICIALLY          Integral Capital Partners IV, L.P. ("ICP4"). ICM4  is the
   OWNED BY            general partner of ICP4
     EACH         --------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,291,940 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,291,940 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           3.22%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 356602 10 2                  13D                          Page 3 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners NBT, LLC ("Integral NBT")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES             6,260 shares, which shares are directly owned by Integral
 BENEFICIALLY          Capital Partners  IV  MS  Side Fund,  L.P. ("Side Fund").
   OWNED BY            Integral NBT is the general partner of Side Fund
     EACH         --------------------------------------------------------------
   REPORTING      7    SOLE DISPOSITIVE POWER
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,260 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    6,260 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           0.02%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  356602 10 2                  13D                        Page 4  of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Management V, LLC ("ICM5")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
   NUMBER OF           616,850  shares,  which  are  directly owned  by Integral
    SHARES             Capital  Partners V, L.P.("ICP5"). ICM5  is  the  general
 BENEFICIALLY          partner of ICP5.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       616,850 shares (see response to Item 6)

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  616,850 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           1.54%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  356602 10 2               13D                           Page 5  of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ICP Management V, LLC ("ICP Management 5")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
                       10,050 shares, of  which 8,320  shares are directly owned
                       by Integral Capital Partners V Side Fund, L.P ("ICP5 Side
                       Fund") and  1,730  shares are directly owned by  Integral
   NUMBER OF           Capital Partners V SLP Side Fund, LLC ("5 SLP Side Fund")
    SHARES             ICP Management 5 is the general partner of ICP5 Side Fund
 BENEFICIALLY          and the manager of 5 SLP Side Fund.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       10,050 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   10,050 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           0.02%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  356602 10 2                 13D                          Page 6 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners IV, L.P. ("ICP4")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware (limited partnership)

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES             1,291,940  shares  are  directly  owned by ICP4. Integral
 BENEFICIALLY          Capital Management IV, LLC is the general partner of ICP4
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,291,940 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,291,940 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           3.22%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 356602 10 2                  13D                          Page 7 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware (limited partnership)

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
   NUMBER OF           6,260  shares are directly owned by Side Fund.  Integral
    SHARES             Capital Partners NBT, LLC is the general partner of Side
 BENEFICIALLY          Fund.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,260 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    6,260 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           0.02%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 356602 10 2                  13D                          Page 8 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners V, L.P. ("ICP5")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware (limited partnership)
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
   NUMBER OF           616,850 shares, which  are  directly  owned  by  Integral
    SHARES             Capital Partners V, L.P. ("ICP5").  ICM5  is the  general
 BENEFICIALLY          partner of ICP5.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       616,850 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  616,850 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           1.54%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 356602 10 2                 13D                           Page 9 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware (limited partnership)
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
   NUMBER OF           8,320 shares, which are directly owned by ICP5 Side Fund.
    SHARES             ICP Management  5 is the  general  partner of ICP5 Side
 BENEFICIALLY          Fund.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       8,320 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    8,320 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           0.02%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  356602 10 2                 13D                         Page 10 of 22
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES             1,730 shares, which are directly owned by 5 SLP Side.
 BENEFICIALLY          ICP Management 5 is the manager of 5 SLP Side.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,730 shares (see response to Item 6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,730 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                          0.004%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                                                              00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).  NAME OF ISSUER:
            --------------

            FreeMarkets, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------

            210 Sixth Avenue
            Pittsburgh, PA  15222

ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                     ----------------------------------------------------
                     OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                     -----------------------------------------------

     This statement is being filed by Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"), Integral Capital
Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

     ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P, a Delaware limited partnership ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("5 SLP Side"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single manager of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:
           ----------------------------

           Common Stock

                                                             Page 12 of 22 Pages

ITEM 2(e). CUSIP NUMBER:
           ------------

           356602 10 2

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

   (a) [ ]   Broker or dealer registered under Section 15 of the Exchange Act.
   (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
   (c) [ ]   Insurance  company  as  defined in Section 3(a)(19) of the Exchange
                   Act.
   (d) [ ]   Investment  company  registered  under Section 8 of the  Investment
                   Company Act.
   (e) [ ]   An  investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
   (f) [ ]   An employee benefit plan or endowment fund in accordance with Rule
                   13d-1(b)(1)(ii)(F);
   (g) [ ]   A parent holding company or control person in accordance with Rule
                   13d-1(b)(1)(ii)(G);
   (h) [ ]   A savings association as defined in Section 3(b) of the Federal
                   Deposit Insurance Act;
   (i) [ ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
   (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.
         ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      A. Integral Capital Management IV, LLC

        (a)  Amount Beneficially Owned:  1,291,940
        (b)  Percent of Class:  3.22%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  1,291,940.
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  1,291,940

      B. Integral Capital Partners NBT, LLC

        (a)  Amount Beneficially Owned: 6,260
        (b)  Percent of Class:  0.02%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  6,260
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  6,260

      C. Integral Capital Management V, LLC

        (a)  Amount Beneficially Owned:  616,850
        (b)  Percent of Class:  1.54%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  616,850
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  616,850

      D. ICP Management V, LLC

        (a)  Amount Beneficially Owned:  10,050
        (b)  Percent of Class:  0.02%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  10,050
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  10,050

      E. Integral Capital Partners IV, L.P.

        (a)  Amount Beneficially Owned:  1,291,940
        (b)  Percent of Class:  3.22%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote: 1,291,940
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition: 1,291,940

      F. Integral Capital Partners IV MS Side Fund, L.P.

        (a)  Amount Beneficially Owned:  6,260
        (b)  Percent of Class:  0.02%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  6,260
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  6,260

      G. Integral Capital Partners V, L.P.

        (a)  Amount Beneficially Owned:  616,850
        (b)  Percent of Class:  1.54%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  616,850
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  616,850

      H. Integral Capital Partners V Side Fund, L.P.

        (a)  Amount Beneficially Owned:  8,320
        (b)  Percent of Class: 0.02%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  8,320
             3. Sole power to dispose or to direct the disposition:  -0-
             5. Shared power to dispose or to direct the disposition:  8,320

      I. Integral Capital Partners V SLP Side Fund, LLC

        (a)  Amount Beneficially Owned:  1,730
        (b)  Percent of Class:  0.004%
        (c)  Number of shares as to which such person has:
             1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  1,730
             3. Sole power to dispose or to direct the disposition:  -0-
             4. Shared power to dispose or to direct the disposition:  1,730

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

                  Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         -----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         --------------------------------------------------------

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

                  Not applicable.

ITEM 10. CERTIFICATION.
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 16, 2002

                                     INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS NBT, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL MANAGEMENT V, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     ICP MANAGEMENT V, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                     INTEGRAL CAPITAL PARTNERS IV, L.P.

                                     By Integral Capital Management IV, LLC,
                                     its General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ----------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                     FUND, L.P.

                                     By Integral Capital Partners NBT, LLC
                                     its General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ----------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS V, L.P.

                                     By Integral Capital Management V, LLC,
                                     its General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ----------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS V SIDE
                                     FUND, L.P.

                                     By ICP Management V, LLC,
                                     its General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ----------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                     INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                     FUND, LLC

                                     By ICP Management V, LLC,
                                     its Manager

                                     By   /s/ Pamela K. Hagenah
                                        ----------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:    Agreement of Joint Filing                                20

                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated January 16, 2002 containing the information required by Schedule 13G, for 1,925,100 Shares of capital stock of FreeMarkets, Inc. held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

Date:  January 16, 2002

                                     INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS NBT, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL MANAGEMENT V, LLC


                                     By   /s/ Pamela K. Hagenah
                                        -----------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                     ICP MANAGEMENT V, LLC


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS IV, L.P.

                                     By Integral Capital Management IV, LLC,
                                     its General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                                     L.P.

                                     By Integral Capital Partners NBT, LLC, its
                                        General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS V, L.P.

                                     By Integral Capital Management V, LLC,
                                     its General Partner

                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                     INTEGRAL CAPITAL PARTNERS V SIDE
                                     FUND, L.P.

                                     By ICP Management V, LLC,
                                     its General Partner


                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                     INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                     FUND, LLC

                                     By ICP Management V, LLC,
                                     its Manager

                                     By   /s/ Pamela K. Hagenah
                                        ---------------------------------
                                          Pamela K. Hagenah
                                          a Manager